Exhibit 99.1

Globecomm Systems Reports Final Fiscal 2007 Fourth Quarter And

Record Fiscal Year 2007 Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—September 11, 2007--Globecomm Systems Inc. (NASDAQ: GCOM-News), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced final financial results for the fiscal 2007 fourth quarter and fiscal year ended June 30, 2007. The Company previously announced preliminary full year financial results on August 3, 2007. Globecomm reports its financial results on a generally accepted accounting principles (GAAP) basis and also provides pro-forma results excluding certain non-cash items. In an attached table the Company provides a detailed reconciliation of GAAP earnings to earnings excluding certain non-cash items.

•	Record GAAP earnings per diluted share of $0.50 in fiscal 2007 as compared to GAAP earnings per diluted share of $0.29 in fiscal 2006.
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Record pro-forma earnings per diluted share of $0.53, excluding certain non-cash items, in fiscal 2007 as compared to pro-forma earnings per diluted share of $0.28 in fiscal 2006, excluding certain non-cash items.

•	Record fiscal 2007 revenues of $150.7 million as compared to $126.0 million in fiscal 2006.
•	Record fiscal 2007 fourth quarter revenues of $49.2 million, including $5.1 million related to the acquisition of GlobalSat, as compared to $35.5 million in the fourth quarter of fiscal 2006.

Fiscal Year 2007 Fourth Quarter Results

Revenues for the Company’s fiscal 2007 fourth quarter increased 38.5% to a record $49.2 million, compared to $35.5 million in the same period last year. Revenues from infrastructure solutions increased by 29.3% to $37.0 million driven primarily by the pre-engineered systems product line due to continued demand in the government marketplace. Revenues from services increased 76.9% to $12.2 million, driven primarily by the acquisition of GlobalSat, which contributed $5.1 million. Overall, revenues in the government marketplace as a percentage of total revenues increased to 68% for the fiscal 2007 fourth quarter from 65% in the same period last year.

Net income for the Company’s fiscal 2007 fourth quarter increased to $3.3 million, or $0.19 per diluted share, compared to net income of $1.5 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2006 on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share was $0.20 for the fourth quarter of 2007 as compared to $0.08 for the fourth quarter of 2006. The increase in net income was driven by the increase in revenues, coupled with an increase in the overall gross margin resulting from a greater mix of pre-engineered systems than the same period last year.

Fiscal Year 2007 Full Year Results

Revenues for the Company’s fiscal year 2007 increased 19.6% to a record $150.7 million, compared to $126.0 million last year. Infrastructure solutions revenues increased 17.0% to $114.6 million, as compared to $98.0 million in the same period last year driven primarily by the pre-engineered systems product line due to continued demand in the government marketplace. Services revenues increased by 28.6% to $36.1 million due to the acquisition of GlobalSat, which contributed $5.1 million and an increase in life cycle support services. Overall, revenues in the government marketplace as a percentage of total revenues increased to 68% for the fiscal year ended 2007 from 55% last year.

Net income for the Company’s fiscal year 2007 was $8.3 million, or $0.50 per diluted share, compared to net income of $4.5 million, or $0.29 per diluted share, in fiscal year 2006 on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share was $0.53 for fiscal 2007 as compared to $0.28 for fiscal 2006. The increase in net income was driven by the increase in revenues, coupled with an increase in infrastructure solutions gross margin in the pre-engineered systems sold.

Fiscal Year 2007 Highlights

Infrastructure Solutions

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One of six contractors selected to participate in the U.S. Army’s $5 Billion Worldwide Satellite Systems Program (WWSS) for the next five years. WWSS will bring Government agencies turnkey commercial satellite systems and associated support services for satellite terminals, including all hardware, software, services and data to operate terminals.

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Received $13.1 million contract from NATO to provide additional systems in support of a multi-national global positioning satellite-based friendly force tracking system (FTS). The FTS provides NATO with high levels of tracking data and messaging traffic. It enables NATO to identify where its personnel are located at all times, identify other multi-national forces and have the ability to do so in routine and operational situations. This is critical in assisting with the identification of friendly versus enemy forces and helps prevent fratricide or “blue-on-blue” incidents.

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Awarded $19.6 million in contracts, including an expansion option valued at $6.7 million, which if exercised would bring the project value to $26.3 million, from a leading provider of telecommunications services in Asia to design and install a next generation media-processing-center (MPC). Once completed, Globecomm will have created a first of its kind MPC. The center will have the capacity to provide content distribution for Direct-To-Home (DTH), IPTV and mobile TV and eventually could provide interactive and personal television services to the customer’s subscribers. The MPC will have the capability of distributing content DTH via satellite and/or fiber, or to a mobile device by terrestrial transmission through the generation of DTH and IPTV content.

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Awarded $20.7 million contract from General Communication Inc. (Nasdaq: GNCMA), an Alaska-based company providing voice, video and data communication services to residential, commercial and government customers, to provide wireless phone services to 200 rural villages throughout Alaska. The key design attribute is that all services will make use of common hardware platforms initially deployed for GSM. Upgrades to CDMA, 3G, Wi-Max or other broadband capabilities are performed remotely via software, which significantly minimizes operational expenses and additional capital investment as the operator does not need to physically go back to the site while increasing their offered services as technology advances.

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Introduced AxxSys Orion, the next generation of the Company’s popular AxxSys satellite network management system. A robust, scalable platform, AxxSys Orion monitors and controls all of the terrestrial elements of a satellite communications network. This includes the ability to manage other network elements such as routers, microwave, fiber and wireless subsystems. Deployed over an industry-standard IP network, it is capable of monitoring and controlling from dozens to thousands of devices. This standards-based, distributed architecture delivers high quality of service, state-of-the-art security and high reliability with a low total cost of ownership.

Services

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Successfully launched a state-of-the-art broadcast operations center for Showtime Networks Inc, which service began on July 1, 2007. Globecomm designed and built a state-of-the-art 6,000 square foot custom master and control facility at the Company’s Long Island International Teleport. The facility supports the transmission of 25 standard-definition, 3 high-definition and 1 analog channel to satellites serving the United States. Now in service, Globecomm is providing all technical operations supporting content origination, scheduling, transmission and monitoring required for delivery of Showtime programming to viewers nationwide.

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Awarded a five-year Life Cycle Support services contract from Harris Corporation valued at $5.5 million to sustain the Federal Aviation Administration (FAA) FTI-SAT program. The contract includes six one-year options following the five-year initial term, valued at $7.2 million, if fully exercised, which would bring the total contract value to $12.7 million. The Life Cycle Support contract sustains 43 sites previously deployed by Harris and Globecomm as part of the U.S. FAA FTI-SAT program. Life Cycle Support provides turnkey operations and maintenance responsibility including 24/7 help desk and problem resolution, 24/7 dispatch field services and provision of spares. FTI-SAT replaced legacy satellite equipment at remote FAA sites to support radar, weather, and air/ground communications. The new FTI-SAT network enables the FAA to utilize satellite, microwave or telecommunications technologies.

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Received contract extensions from Afghan Telecom valued at $2.1 million. Afghan Telecom is the only basic telecom service provider in Afghanistan. It aims to provide superior connectivity solutions to the people of Afghanistan. Afghan Telecom has coverage in 144 cities, towns and districts of Afghanistan, representing the largest network coverage in the region. This is made possible largely in part through their District Communications Network and the Government Communication Network, which were designed, installed and maintained by Globecomm and its partners in the region.

Corporate

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The Company entered into a secured credit facility with Citibank, N.A. comprised of credit lines of: (1) a $25 million borrowing base line of credit, which is available for standby letters of credit, commercial letters of credit and loans; (2) a bridge line of credit in the amount of $7 million, which is to support equipment purchases; and (3) a foreign exchange line in the amount of $10 million.

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Acquired assets of the GlobalSat division of Lyman Bros., Inc. for $18.5 million. GlobalSat is a global provider of satellite-based telecommunications services. Headquartered in metropolitan Washington D.C., it employs approximately 70 U.S. Government cleared staff worldwide and has a high concentration of recurring service revenues in the government marketplace. The purchase price was partially funded through a $16 million acquisition term loan provided by Citibank, N.A.

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In August 2007, the Company completed a public offering of 3,000,000 shares of its common stock at $11.25 per share, yielding estimated net proceeds of approximately $31.9 million, after underwriting discounts and estimated offering expenses. The underwriters have an option to purchase up to an additional 450,000 shares of common stock from the company at $11.25 to cover over-allotments, if any. Needham & Company, LLC and Stephens Inc. acted as joint book-running managers in the offering and Susquehanna Financial Group, LLLP acted as co-manager.

Management’s Review of Results

David Hershberg, Chairman and CEO of the Company, said, “Record revenues and net income for the fourth quarter were fueled by sales in the government marketplace and the contribution of our GlobalSat acquisition. The Company’s inclusion in multiple IDIQ contract buying vehicles on both the infrastructure solutions and services segments enabled record shipments of pre-engineered systems and increased recurring monthly services revenues. The Company anticipates that this trend will continue throughout fiscal 2008 resulting in record revenues and net income for the full fiscal year.” Mr. Hershberg continued, “The Company’s acquisition of GlobalSat capped off a very progressive year for the Company. GlobalSat is anticipated to nearly double Globecomm’s existing data communication segment revenues and provide the Company with an opportunity to cross-sell system integration capabilities into GlobalSat’s existing customer base. The Company also witnessed traction in the broadcast marketplace in 2007 as demonstrated by the 6,000 square foot custom build-out of a master and control facility at the Globecomm’s Long Island International Teleport for Showtime Networks Inc. and the $19.6 million in contracts from a leading provider of telecommunications services in Asia for a next generation media processing center. The Company entered fiscal 2008 with record backlog and a solid balance sheet. We look forward to another record year and are excited about the prospects for our business.”

Ken Miller, Globecomm’s President said, “Fiscal 2007 was an important year for Globecomm with our government, service provider and broadcast market strategies resulting in new offerings, major new programs and new opportunities for growth in fiscal 2008 and beyond. In the government market we developed new pre-engineered systems, one of which is a military certified tri-band satellite terminal. In the service provider market we expanded our reach with the development of a new generation of satellite based Soft Switch solutions for General Communication Inc. and others. In the broadcast market we brought innovation to the development of next generation media centers, and were awarded a contract to design and build what we believe is the first of a new generation of such centers. Our capability to offer both infrastructure solutions and services continues to be a growth driver as we develop more opportunities to build and then service the communications systems and networks needed by our customers to meet their business and mission needs. In short, Globecomm is positioned to leverage the accomplishments of fiscal 2007 as we seek new opportunities for growth in fiscal 2008.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2008

Globecomm expects consolidated revenues for fiscal year 2008 to be between $190 million and $200 million. GAAP earnings per diluted share are expected to be approximately $0.70 per share, which includes $0.05 of non-cash amortization of intangibles relating to the GlobalSat acquisition or approximately $0.75 pro-forma earnings per diluted share excluding this non-cash charge. The backlog for fiscal year ended June 30, 2007 is $141.2 million, a Company record, as compared to $90.9 million for the fiscal year ended June 30, 2006.

These expectations reflect management’s current view. Actual results for fiscal year 2008 will remain susceptible to factors in certain areas of the world. This may include, but is not limited to, major disruptions in the marketplaces in which the Company operates due to political unrest, local violence, global economic recession and changes in United States Government foreign policy. Results will also remain susceptible to possible cost overruns on projects, unfavorable product mix and timing of or failure to book and turn certain projects included in management’s projections.

About Globecomm Systems

Globecomm Systems Inc. is a leading provider of satellite-based communications infrastructure solutions and services on a global basis. Our goal is to provide our customers with a comprehensive suite of design, engineering, installation and integration solutions, managed network services and lifecycle support services, by employing our expertise in emerging satellite-based communication technologies. By offering both infrastructure solutions and services, we provide our customers with a complete end-to-end solution for their satellite-based communications requirements. We believe our integrated approach of combining in-house design and engineering expertise with world-class teleport and network operating centers is a competitive advantage and enables us to meet our customers’ needs in a timely and cost-effective manner.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release

CONTACT: Globecomm Systems Inc.

David Hershberg, 631-231-9800

or

Investor Relations:

Matthew Byron, 631-457-1301

or

Fax: 631-231-1557

info@globecommsystems.com

www.globecommsystems.com.

SOURCE: Globecomm Systems Inc.

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Years Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues from infrastructure solutions	$36,982	$28,609	$114,612	$97,967
Revenues from services	12,206	6,898	36,133	28,069
Total revenues	49,188	35,507	150,745	126,036
Costs and operating expenses:
Costs from infrastructure solutions	29,695	23,568	92,197	81,410
Costs from services	9,358	6,021	29,052	23,605
Selling and marketing	2,545	2,029	8,376	7,029
Research and development	488	514	1,451	1,052
General and administrative	3,899	2,402	12,297	9,589
Total costs and operating expenses	45,985	34,534	143,373	122,685
Income from operations	3,203	973	7,372	3,351
Other income (expense):
Interest income	363	262	1,370	965
Interest expense	(205)	—	(205)	—
Gain on liquidation of foreign subsidiary	—	264	—	264
Income before income taxes	3,361	1,499	8,537	4,580
Provision (benefit) for income taxes	89	(4)	211	88
Net income	$3,272	$1,503	$8,326	$4,492
Basic net income per common share	$0.20	$0.10	$0.53	$0.30
Diluted net income per common share	$0.19	$0.10	$0.50	$0.29
Weighted-average shares used in the calculation of basic net income per common share	16,324	15,184	15,795	15,001
Weighted-average shares used in the calculation of diluted net income per common share	17,332	15,791	16,672	15,608

Globecomm Systems Inc.

Reconciliation of Net Income to Pro-forma Diluted Net Income per Common Share,

excluding certain non-cash items per common share

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Years Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net Income	$3,272	$1,503	$8,326	$4,492
Adjustments:
Amortization of intangibles (A)	226	—	226	—
Stock compensation expense	43	10	214	115
Gain on liquidation of foreign subsidiary	—	(264)	—	(264)
Pro-forma net income, excluding certain non-cash items	$3,541	$1,249	$8,766	$4,343
Pro-forma diluted net income per common share, excluding certain non-cash items	$0.20	$0.08	$0.53	$0.28
Diluted net income per common share	$0.19	$0.10	$0.50	$0.29
Weighted-average shares used in the calculation of pro-forma diluted net income per common share, excluding certain non-cash items	17,332	15,791	16,672	15,608

(A)	Amount represents the amortization of intangibles related to the acquisition of GlobalSat

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2007	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$25,558	$24,512
Accounts receivable, net	38,378	30,837
Inventories	16,294	13,058
Prepaid expenses and other current assets	2,823	1,131
Deferred income taxes	—	22
Total current assets	83,053	69,560
Fixed assets, net	33,238	15,510
Goodwill	22,197	7,204
Other assets	921	960
Intangibles	3,474	—
Total assets	$142,883	$93,234
Liabilities and Stockholders’ Equity
Current liabilities	$45,802	$25,865
Other liabilities	1,035	353
Long Term Debt	12,533	—
Total stockholders’ equity	83,513	67,016
Total liabilities and stockholders’ equity	$142,883	$93,234